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                                                                    EXHIBIT 11.1

                            N2K INC. AND SUBSIDIARY
               PRO FORMA NET LOSS PER COMMON SHARE CALCULATION(A)


                                                               YEAR ENDED         SIX MONTHS ENDED
                                                            DECEMBER 31, 1996       JUNE 30, 1997
                                                            -----------------     ------------------
Pro forma net loss per common share:
  Loss from continuing operations.........................    $(17,939,235)          $ (9,748,983)
  Loss from discontinued operations.......................        (968,674)              (415,970)
                                                             ---------------      ----------------
     Net loss.............................................    $(18,907,909)          $(10,164,953)
                                                             =============        ===============
  Weighted average number of shares issued and
     outstanding..........................................       2,780,877              2,993,950
  Incremental number of shares related to preferred stock
     and common stock issuances and common stock options
     and warrants granted within 12 months of the
     initial public offering
     - Preferred stock....................................         158,203                 79,102
     - Common stock.......................................         122,226                102,403
     - Common stock options and warrants..................         348,990                348,990
  Preferred stock converted into common stock upon
     consummation of the initial public offering..........       3,631,659              4,704,926
                                                             -------------        ---------------
  Adjusted weighted average number of shares
     outstanding..........................................       7,041,955              8,229,371
                                                             =============        ===============
  Pro forma net loss per common share:
     Loss from continuing operations......................          $(2.55)                $(1.19)
     Discontinued operations..............................           (0.14)                 (0.05)
                                                             -------------        ---------------
        Pro forma net loss per Common share...............          $(2.69)                $(1.24)
                                                             =============        ===============
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(A) Pro Forma Net Loss Per Common Share (Unaudited)


     Pro forma net loss per Common share was calculated by dividing net loss by the weighted average number of common shares outstanding for the respective periods adjusted for the dilutive effect of common stock equivalents, which consist of stock options using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the 12 months immediately preceding the initial public offering, plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of common stock options and warrants, have been included in the calculation of the shares used in computing pro forma net loss per Common share as if they were outstanding for all periods presented (using the treasury stock method and the initial public offering price of $16 per Common share). Pursuant to the policy of the staff of the Securities and Exchange Commission, the calculation of shares used in computing pro forma net loss per Common share also includes the Series A, Series B, Series C, Series D, Series E and
     Series F Preferred stock which will convert into 171,276, 178,569, 566,399,
     651,381, 1,501,755 and 1,333,321 shares, respectively, of Common stock upon the consummation of the Offering contemplated in this Prospectus as if they were converted to Common stock on their original date of issuance. The
     Series G Preferred stock which will convert into 620,077 shares of Common stock upon the consummation of the Offering, have been included as outstanding for all periods presented (using the treasury stock method and the initial public offering price of $16 per Common share) since they were issued during the 12 months immediately preceding the initial public offering.